EXHIBIT 8.2.1

MORGAN BEAUMONT EXPANDS STRATEGIC PARTNERSHIP WITH PRODUCTS BENEFITS SYSTEMS CORPORATION

Wednesday, March 1, 2006

Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network(TM), today announced that a Letter of Intent has been executed expanding its strategic partnership with Products Benefits Systems Corporation (PBS), a privately owned company based in Heathrow, Florida. With this expanded relationship, Morgan Beaumont will be able to increase the sales opportunities for all SIRE Network products and services to the PBS customer base, thereby offering greater benefits and savings to those customers.

Joe Reaiche, CEO of PBS stated, “As industry leaders, the consolidation of the services offered by both of our companies creates a solid anchor and a virtual one-stop shop for companies, as well as their employees, seeking ways to control and effectively manage their costs in the health benefits arena.”

PBS will maintain an office and locate its servers at Morgan Beaumont’s PCI Certified data center in Bradenton, FL. Morgan Beaumont’s technical staff will maintain, monitor and operate PBS’ servers and data processing activities. Additionally, Morgan Beaumont will provide marketing resources and administrative support to PBS in order to introduce and increase the sales of Morgan Beaumont’s stored value products and solutions to PBS’s customer base of employer companies nationwide.

In conjunction with this expanded relationship, Morgan Beaumont will receive 700,000 shares of PBS common stock and in exchange, PBS will receive 150,000 shares of Morgan Beaumont’s restricted common stock. PBS will also have an opportunity to earn additional stock options based upon the additional fees Morgan Beaumont receives from PBS’ non-Morgan Beaumont products & services, including the MaxUM Plan(TM). Finally, Morgan Beaumont’s Chairman and CEO, Cliff Wildes, will join PBS’ Board of Directors.

Cliff Wildes, CEO of Morgan Beaumont, stated, “We are excited about our expanded relationship with PBS and look forward to working with them in a mutually beneficial manner. This expanded relationship partners us with an industry leading company that is focused on providing innovative healthcare solutions and on making healthcare costs more affordable and manageable for individuals and employers. We believe this enhanced relationship will generate additional revenue opportunities for Morgan Beaumont and will build on our previously announced relationship with PBS related to its MaxUM Plan.”

Final approval of the Letter of Intent and the Agreement is expected within the next thirty days, it is contingent upon the successful completion of due diligence as well as Morgan Beaumont’s Board of Directors’ approval.

About Products Benefits Systems Corporation Inc.

Products Benefits Systems Corporation is a privately held company located in Heathrow, Florida that offers the ONLY permanent solution to rising medical health benefit costs. Over the past 4 years the Company developed its patent pending methodology that uses proprietary mathematical formulas in conjunction with its accounting software tracking system to create hard dollar savings for the employer while maintaining existing health benefits and premiums for its employees. The methodology has been in use over the last 2 years and hundreds of employers have enjoyed The MaxUM Plan(TM) benefits and have stabilized their health care costs.

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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